Exhibit 99.1

Lightwave Logic Demonstrates World-Class 200Gbps Heterogeneous Polymer/Silicon Photonic Modulator Results

Company Discussed Extending Silicon Photonics Performance using its Proprietary Perkinamine® Electro-Optic Materials Based on 200mm Commercial Wafers at the 2024 Optical Fiber Conference in San Diego

ENGLEWOOD, Colo., March 25, 2024 /PRNewswire/ -- Lightwave Logic, Inc. (NASDAQ: LWLG), a technology platform company leveraging its proprietary electro-optic (EO) polymers to transmit data at higher speeds with less power in a small form factor, today announced that Chairman and Chief Executive Officer Dr. Michael Lebby discussed the latest world-class results for the company's 200Gbps heterogeneous polymer/silicon photonic modulator at a record low drive voltage at the 2024 Optical Fiber Conference (OFC) in San Diego, California. OFC is a leading international conference bringing together the complete value chain of fiber communications, datacentric, and telecommunications industrial players.

The results were shown in Dr. Lebby's presentation on March 24, 2024 during an industry workshop entitled “Will Heterogeneous Integration Meet the Needs of Future Applications?”, featuring co-panelists and speakers from six other companies. The panel focused on opportunities for heterogeneous integration of various materials including polymers and silicon – providing a roadmap for very high-performance optical polymer modulators that can operate with very low power consumption (via low voltage) and are very small in size – making them suitable for pluggable optical transceivers as well as on-board optics.

In the presentation, Dr. Lebby discussed the company's latest world-class results based on a novel packaged heterogeneous polymer EO modulator design leveraging silicon photonics devices from a 200mm production foundry process and Lightwave Logic's proprietary high temperature, high performance EO Polymer material. Each modulator was operated at 100GBaud PAM4 and achieved all drive voltages below 2V, and as low as 1V which is excellent for low power operation. Dr. Lebby discussed the test set-up for the high-speed results, and how electro-optic polymer-based modulators based on 200mm silicon foundry wafers are ideal for 4 channel 200Gbps per lane 800Gbps pluggable optical transceivers for datacenter applications. Dr. Lebby also shared updated lifetime and reliability data for both the electro-optic polymer materials and electro-optic polymer devices.

By leveraging the mature semiconductor ecosystem, silicon photonics has historically afforded unparalleled cost reduction and a deep level of integration, though due to fundamental physics limitations, silicon photonics are reaching the performance limit to reach the bandwidth and power requirements necessary in the modern era. Today's announcement demonstrates that a hybrid approach, leveraging the cost and integration benefits of silicon photonics along with the unparalleled bandwidth and low power advantages of Lightwave Logic's proprietary EO polymers, lays a clear path for competitive performance and integration for today's and future optical pluggable transceivers.

Dr. Michael Lebby commented: "Our newly presented results are incredibly exciting, representing not only the best commercial-grade-compatible polymer modulators to-date, but on commercial 200mm silicon wafers, with performances that fit very well for a 4-channel x 200Gbps (or 800Gbps) pluggable transceiver, as well as the next generation 4-channel x 400Gbps (or 1600Gbps) pluggable transceivers. 200G lanes with clean, open eye diagrams now represent an inflection-point to extend silicon photonics benefits by utilizing the company's polymers to enable much higher data-rate speeds at significantly lower power consumption levels. These results will position LWLG to support the burgeoning demand of generative AI as datacenters around the world begin to upgrade their hardware faster than expected to meet the demands of the future."

About Lightwave Logic, Inc.

Lightwave Logic, Inc. (NASDAQ: LWLG) develops a platform leveraging its proprietary engineered electro-optic (EO) polymers to transmit data at higher speeds with less power in a small form factor. The company's high-activity and high-stability organic polymers allow Lightwave Logic to create next-generation photonic EO devices, which convert data from electrical signals into optical signals, for applications in data communications and telecommunications markets. For more information, please visit the company's website at lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K; other risks to which our company is subject; other factors beyond the company's control.

Investor Relations Contact:
Lucas A. Zimmerman
MZ Group - MZ North America
949-259-4987
LWLG@mzgroup.us
www.mzgroup.us

SOURCE Lightwave Logic, Inc.